Exhibit 23.3

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

April 22, 2013

ATTN: Mr. Michael Carey

SUBJECT:  UNITED AMERICAN PETROLEUM CORPORATION
                     INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and information from its report dated April 18, 2013, estimating reserves and developing cash flow reports for wells, in which United American Petroleum Corp. owns a Working Interest, as of January 1st, 2012.   This information may be used and a copy of the report may be included in United American Petroleum Corporation’s Form 10-K/A Annual Report for the year ended December 31, 2011.

Sincerely,

/s/ Kurt Mire
Kurt Mire
Petroleum Consultant